EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2022 Third Quarter Results

LYNNWOOD, Wash., Dec. 01, 2022 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the third quarter ended October 29, 2022.

Net sales for the third quarter ended October 29, 2022 (13 weeks) decreased 17.9% to $237.6 million from $289.5 million in the third quarter ended October 30, 2021 (13 weeks). Net income in the third quarter of fiscal 2022 was $6.9 million, or $0.36 per diluted share, compared to net income of $30.7 million, or $1.25 per diluted share, in the third quarter of the prior fiscal year.

Total net sales for the nine months (39 weeks) ended October 29, 2022 decreased 19.0% to $678.3 million from $837.2 million reported for the nine months (39 weeks) ended October 30, 2021. Net income for the first nine months of 2022 was $9.6 million, or $0.49 per diluted share, compared to net income for the first nine months of fiscal 2021 of $81.1 million, or $3.20 per diluted share.

At October 29, 2022, the Company had cash and current marketable securities of $141.1 million compared to cash and current marketable securities of $338.1 million at October 30, 2021. The decrease was driven by share repurchases of $183.1 million and capital expenditures of $24.7 million over this time period, partially offset by cash generated through operations.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We are managing through a challenging operating environment and our recent performance reflects the emergence of multiple headwinds since the year ago period led by a pullback in consumer discretionary spending, inflation driven cost and expense pressures, an increasingly promotional marketplace, a war in Eastern Europe and the anniversary of some strong trends that drove our business during the pandemic. At the same time, our growth in Europe and Australia is being offset on a reported basis due to unfavorable movements in foreign currency. While we are disappointed with the change in our results year-over-year, I am encouraged with how our teams are managing the business in light of the current challenges. Like we have done during similar economic times, we are prudently balancing the protection of near-term profitability while investing in our people and the key projects that will continue to deliver our distinct merchandise and world-class customer service that has been the foundation of Zumiez’ long-term success.”

Fourth Quarter To-Date
Total fourth quarter-to-date total sales for the 31 days ending November 29, 2022 decreased 23.9%, compared with the same 31-day time period in the prior year ended November 30, 2021. Total comparable sales for the 31-day period ending November 29, 2022 decreased 24.8% from the comparable period in the prior year.

Fiscal 2022 Fourth Quarter Outlook
The Company is introducing guidance for the three months ending January 28, 2023. Net sales are projected to be in the range of $258 to $265 million. Consolidated operating margins are expected to between 3.4% and 4.7% resulting in earnings per diluted share of approximately $0.36 to $0.51. The Company currently intends to open approximately 33 new stores in fiscal 2022, including up to 16 stores in North America, 13 stores in Europe and 4 stores in Australia.

Conference call Information
To access the conference call, please pre-register using this link (registration link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of November 26, 2022, we operated 763 stores, including 615 in the United States, 52 in Canada, 75 in Europe and 21 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2022 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 29, 2022	% of Sales	October 30, 2021	% of Sales
Net sales	$237,591	100.0%	$289,455	100.0%
Cost of goods sold	155,608	65.5%	174,791	60.4%
Gross profit	81,983	34.5%	114,664	39.6%
Selling, general and administrative expenses	71,544	30.1%	74,822	25.8%
Operating profit	10,439	4.4%	39,842	13.8%
Interest income, net	428	0.1%	893	0.3%
Other (expense) income, net	(1,256)	-0.5%	468	0.1%
Earnings before income taxes	9,611	4.0%	41,203	14.2%
Provision for income taxes	2,679	1.1%	10,501	3.6%
Net income	$6,932	2.9%	$30,702	10.6%
Basic earnings per share	$0.36		$1.26
Diluted earnings per share	$0.36		$1.25
Weighted average shares used in computation of earnings per share:
Basic	19,101		24,284
Diluted	19,248		24,629

	Nine Months Ended
	October 29, 2022	% of Sales	October 30, 2021	% of Sales
Net sales	$678,270	100.0%	$837,190	100.0%
Cost of goods sold	448,861	66.2%	514,393	61.4%
Gross profit	229,409	33.8%	322,797	38.6%

Selling, general and administrative expenses	213,519	31.5%	216,722	25.9%
Operating profit	15,890	2.3%	106,075	12.7%

Interest income, net	1,279	0.2%	2,833	0.3%
Other (expense) income, net	(850)	-0.1%	571	0.1%
Earnings before income taxes	16,319	2.4%	109,479	13.1%
Provision for income taxes	6,717	1.0%	28,394	3.4%
Net income	$9,602	1.4%	$81,085	9.7%
Basic earnings per share	$0.50		$3.26
Diluted earnings per share	$0.49		$3.20
Weighted average shares used in computation of earnings per share:
Basic	19,239		24,905
Diluted	19,490		25,325

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 29, 2022	January 29, 2022	October 30, 2021
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$49,336	$117,223	$75,545
Marketable securities	91,776	177,260	262,541
Receivables	19,824	14,427	22,107
Inventories	177,205	128,728	175,108
Prepaid expenses and other current assets	15,166	10,011	11,633
Total current assets	353,307	447,649	546,934
Fixed assets, net	91,590	91,451	91,956
Operating lease right-of-use assets	220,420	230,187	244,777
Goodwill	52,899	57,560	59,525
Intangible assets, net	13,199	14,698	15,409
Deferred tax assets, net	6,794	8,659	7,784
Other long-term assets	11,598	11,808	11,804
Total long-term assets	396,500	414,363	431,255
Total assets	$749,807	$862,012	$978,189

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$69,076	$55,638	$84,609
Accrued payroll and payroll taxes	20,557	31,209	27,436
Operating lease liabilities	65,236	63,577	64,389
Other liabilities	20,677	34,015	41,207
Total current liabilities	175,546	184,439	217,641
Long-term operating lease liabilities	188,818	204,309	220,524
Other long-term liabilities	4,773	4,946	8,282
Total long-term liabilities	193,591	209,255	228,806
Total liabilities	369,137	393,694	446,447

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 19,490 shares issued and outstanding at October 29, 2022, 21,215 shares issued and outstanding at January 29, 2022, and 23,319 shares issued and outstanding at October 30, 2021	186,684	180,824	179,049
Accumulated other comprehensive loss	(33,285)	(13,463)	(5,867)
Retained earnings	227,271	300,957	358,560
Total shareholders’ equity	380,670	468,318	531,742
Total liabilities and shareholders’ equity	$749,807	$862,012	$978,189

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	October 29, 2022	October 30, 2021
Cash flows from operating activities:
Net income	$9,602	$81,085
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	15,802	17,318
Noncash lease expense	50,074	48,131
Deferred taxes	3,441	2,772
Stock-based compensation expense	5,249	5,118
Impairment of long-lived assets	372	2,079
Other	1,331	1,204
Changes in operating assets and liabilities:
Receivables	(2,317)	(3,681)
Inventories	(52,020)	(41,702)
Prepaid expenses and other assets	(5,365)	(4,275)
Trade accounts payable	14,570	14,276
Accrued payroll and payroll taxes	(10,191)	(351)
Income taxes payable	(1,790)	4,253
Operating lease liabilities	(56,796)	(59,099)
Other liabilities	(8,374)	4,808
Net cash (used in) provided by operating activities	(36,412)	71,936
Cash flows from investing activities:
Additions to fixed assets	(17,720)	(8,808)
Purchases of marketable securities and other investments	(1,914)	(151,089)
Sales and maturities of marketable securities and other investments	80,051	186,116
Net cash provided by investing activities	60,417	26,219
Cash flows from financing activities:
Proceeds from revolving credit facilities	2,430	—
Payments on revolving credit facilities	(2,430)	—
Proceeds from issuance and exercise of stock-based awards	1,110	2,863
Payments for tax withholdings on equity awards	(499)	(560)
Common stock repurchased	(87,860)	(98,520)
Net cash used in financing activities	(87,249)	(96,217)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,978)	(66)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(68,222)	1,872
Cash, cash equivalents, and restricted cash, beginning of period	124,052	80,690
Cash, cash equivalents, and restricted cash, end of period	$55,830	$82,562
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$5,166	$20,507
Accrual for purchases of fixed assets	1,802	1,851
Accrual for repurchase of common stock	-	4,034